Exhibit 99.1

Signet Jewelers Reports Third Quarter Fiscal 2020 Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--December 5, 2019--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended November 2, 2019 (“third quarter Fiscal 2020”).

Summary:

Third Quarter Fiscal 2020

  Same store sales ("SSS") up 2.1%1
  GAAP diluted earnings per share ("EPS") of $(0.84)
  Non-GAAP diluted EPS of $(0.76)2
  Net cash provided by operating activities of $113.5 million year to date
  Free cash flow of $18.2 million year to date2

Fiscal 2020 Guidance

  Fiscal 2020 same store sales down 1.7% to down 1.0% and total sales of $6.01 billion - $6.05 billion
  Fiscal 2020 GAAP operating income of $147 - $167 million and non-GAAP operating income of $270 - $280 million2
  Fiscal 2020 GAAP diluted EPS of $1.21 - $1.52 and non-GAAP diluted EPS of $3.11 - $3.292
	Fiscal Q3'20	Fiscal Q3'19	YTD Fiscal 2020	YTD Fiscal 2019
Revenue ($ in millions)	$1,187.7	$1,191.7	$3,983.8	$4,092.4
Same store sales % change[1]	2.1%	1.6%	(0.4)%	1.0%
GAAP
Operating income (loss)	$(39.9)	$(48.8)	$(64.9)	$(681.1)
Operating income (loss) as % of sales	(3.4)%	(4.1)%	(1.6)%	(16.6)%
GAAP Diluted EPS	$(0.84)	$(0.74)	$(2.05)	$(10.31)
Non-GAAP(2)
Non-GAAP operating income (loss)	$(29.3)	$(38.9)	$48.0	$33.8
Non-GAAP operating income (loss) as % of sales	(2.5)%	(3.3)%	1.2%	0.8%
Non-GAAP Diluted EPS	$(0.76)	$(1.06)	$(0.17)	$(0.35)
(1)	Same store sales include physical store sales and eCommerce sales.
(2)	See non-GAAP reconciliation page.

"We delivered positive same store sales and improved profitability year over year and ahead of our guidance as we continued to drive our Path to Brilliance transformation,” said Virginia C. Drosos, Chief Executive Officer. “As we approach the key selling weeks ahead, we are focused on successfully executing our customer inspired holiday plans featuring new on-trend merchandise, enhanced eCommerce capabilities, and more relevant and targeted marketing campaigns. Our financial guidance embeds the progress we have seen year to date balanced with our expectation for a competitive retail holiday environment."

	Change from previous year
Third Quarter Fiscal 2020	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	3.8%	(0.3)%	3.5%	na	3.5%	$466.7
Zales	2.8%	(3.9)%	(1.1)%	na	(1.1)%	$220.3
Jared	(2.9)%	(1.3)%	(4.2)%	na	(4.2)%	$211.3
Piercing Pagoda	12.4%	(1.2)%	11.2%	na	11.2%	$68.3
James Allen	15.8%	—%	15.8%	na	15.8%	$60.8
Peoples	(4.2)%	(1.2)%	(5.4)%	(1.4)%	(6.8)%	$37.1
Regional banners	(16.4)%	(45.3)%	(61.7)%	—%	(61.7)%	$6.2
North America segment	2.9%	(2.2)%	0.7%	(0.1)%	0.6%	$1,070.7
International segment	(5.2)%	(3.2)%	(8.4)%	(4.0)%	(12.4)%	$106.4
Other(1)	na	73.8%	73.8%	—%	73.8%	$10.6
Signet	2.1%	(1.9)%	0.2%	(0.5)%	(0.3)%	$1,187.7
(1)	Includes sales from Signet’s diamond sourcing initiative.
	Third quarter Fiscal 2020		Third quarter Fiscal 2019
GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$(5.2)	(0.5)%	$(19.5)	(1.8)%
International segment	(5.1)	(4.8)%	(4.4)	(3.6)%
Other	(29.6)	nm	(24.9)	nm
Total GAAP operating income (loss)	$(39.9)	(3.4)%	$(48.8)	(4.1)%
	Third quarter Fiscal 2020		Third quarter Fiscal 2019
Non-GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$(3.8)	(0.4)%	$(19.5)	(1.8)%
International segment	(5.1)	(4.8)%	(4.4)	(3.6)%
Other	(20.4)	nm	(15.0)	nm
Total Non-GAAP operating income (loss)	$(29.3)	(2.5)%	$(38.9)	(3.3)%

Third Quarter 2020 Financial Highlights

Signet's total sales were $1.19 billion, down 0.3%, in the 13 weeks ended November 2, 2019 on a reported basis and up 0.2% on a constant currency basis. Total same store sales grew 2.1% year-over-year.

eCommerce sales were $139.3 million, up 11.4% year over year. eCommerce sales accounted for 11.7% of sales, up from 10.5% of total sales in the prior year quarter. Brick and mortar same store sales grew 0.9%.

North America payment plan participation rate, including both credit and leasing sales, was 52.4% versus 53.3% in the prior year third quarter.

By operating segment:

North America

  North America same store sales grew 2.9%. Average transaction value ("ATV") increased 0.5% and the number of transactions increased 2.8%. Kay and Jared same store sales included a strategic decision to offer higher levels of clearance to accelerate inventory reduction ahead of receipt of new holiday merchandise.
  eCommerce sales grew 13.0%, and brick and mortar same store sales grew 1.6%. James Allen sales grew 15.8% and North America eCommerce sales excluding James Allen grew 10.6%.
  Bridal and fashion category sales grew on a same store sales basis. Bridal performance was led by growth in the Enchanted Disney Fine Jewelry®, Vera Wang Love®, Neil Lane® and Leo® collections, partially offset by declines in the Ever Us® and Tolkowsky collections. Fashion growth was driven by on trend collections including gold fashion jewelry, the Love+Be Loved collection™, diamond fashion initiatives and Disney. The watches and other categories declined on a same store sales basis with the other category performance primarily driven by declines in Pandora®.

International

  International same store sales decreased 5.2%. ATV and the number of transactions decreased 1.4% and 4.3%, respectively. Sales declined across categories and continued to reflect a difficult operating environment in the UK.

GAAP gross margin was $367.7 million, or 31.0% of sales, down 20 bps versus the prior year quarter. Gross margin rate reflected: 1) transformation cost savings, 2) higher credit revenue share payments; and 3) lower merchandise margin including an increase in clearance sales to accelerate inventory reduction. In the current year quarter, an additional charge of $1.4 million was taken related to inventory that the company previously discontinued as part of its transformation plan. Excluding this charge, non-GAAP gross margin was $369.1 million, or 31.1%, flat versus the prior year quarter.

SGA was $398.4 million, or 33.5% of sales, compared to $410.3 million, or 34.4% of sales in the prior year. Changes in SGA were driven by: 1) lower store staff costs inclusive of closed stores, 2) net transformation cost savings; and 3) an increase in advertising.

GAAP operating income (loss) was $(39.9) million or (3.4)% of sales, compared to $(48.8) million, or (4.1)% of sales in the prior year third quarter. The operating loss change reflected: 1) net transformation cost savings, 2) lower net impact of credit including higher revenue share payments, 3) higher levels of clearance to accelerate inventory reduction ahead of receipt of new holiday merchandise; and 4) an increase in advertising.

Non-GAAP operating income was $(29.3) million, or (2.5)% of sales, compared to $(38.9) million, or (3.3)% of sales in prior year third quarter. Non-GAAP operating income excluded $10.6 million in restructuring charges related to the Path to Brilliance transformation plan.

Other non-operating income of $7.0 million includes a $6.7 million net gain related to the completion of the company's debt refinancing. The net gain includes an $8.7 million net gain on the early extinguishment of senior notes somewhat offset by a $2.0 million write-off of unamortized debt issuance costs related to termination of the company's prior credit facility. For additional details of the refinancing transaction please see Form 10-Q.

The current quarter GAAP effective tax rate of 14.5% was primarily driven by pre-tax earnings mix by jurisdiction. The non-GAAP effective tax rate was 17.0% which was also primarily driven by pre-tax earnings mix by jurisdiction.

GAAP EPS was $(0.84), including a $0.20 charge related to the Path to Brilliance transformation plan and a $0.13 net gain on early extinguishment of debt and $0.01 tax impact related to these items. Excluding these items, EPS was $(0.76) on a non-GAAP basis.

GAAP and non-GAAP EPS in the quarter are based on net income (loss) available to common shareholders as the preferred shares are anti-dilutive and excluded from the ending share count due to the level of third quarter net income (loss).

Balance Sheet and Statement of Cash Flows

Net cash provided by operating activities was $113.5 million year to date and free cash flow was $18.2 million year to date. Free cash flow benefited from significantly lower use of cash for inventory.

Cash and cash equivalents were $188.6 million, compared to $130.7 million at the prior year quarter-end. Total debt, including short-term and long-term debt and excluding operating lease liabilities, was $793.8 million, compared to $983.0 million at the prior year quarter-end.

Signet Path to Brilliance Expected Savings and Restructuring Costs

In Fiscal 2020, the company expects net cost savings of $70 million - $80 million. The company expects its transformation plan to deliver $200 million - $225 million of net cost savings in Fiscal Years 2019-2021, inclusive of the $85 million achieved in Fiscal 2019.

In Fiscal 2020, the Company’s preliminary estimate for pre-tax charges related to cost reduction activities ranges from $65 million - $75 million, of which $46 million - $58 million are expected to be cash charges. The company's estimate for pre-tax charges in Fiscal Years 2019 - 2021 is a range of $200 million - $220 million, of which $105 million - $115 million are expected to be cash charges.

In Fiscal 2020, the company expects to close approximately 150 stores, with 86 closures in the fiscal year to date and limited new store openings for the full year. The company expects it will have reduced its store base by approximately 12% over the three-year period from Fiscal Years 2018 - 2020, materially reducing its exposure to lower grade malls and simplifying the portfolio by exiting most of its regional banners.

Financial Guidance:

Fiscal 2020
Same store sales	down 1.7% - down 1.0%
Total sales	$6.01 billion - $6.05 billion
GAAP operating income	$147 million - $167 million
Non-GAAP operating income	$270 million - $280 million
GAAP diluted EPS	$1.21 - $1.52
Non-GAAP diluted EPS	$3.11 - $3.29

Share count	51.8 million
GAAP tax rate	17.0% - 18.3%
Non-GAAP tax rate	15.9% - 16.3%
Capital expenditures	$135 million - $150 million
Net selling square footage	down 2.5% - down 3.0%

The above Fiscal 2020 guidance reflects the following assumptions:

  GAAP and non-GAAP operating profit and EPS guidance is inclusive of U.S. List 4 tariff impact enacted in September 2019 which are not expected to be material to Fiscal 2020 results.
  Same store sales guidance includes an unfavorable impact of 25 bps related to a timing shift of service plan revenue recognized.
  Expected unfavorable $190 million impact on revenues due to store closings.
  Company plans to close approximately 150 stores in Fiscal 2020 and open 35 stores inclusive of repositioning stores from mall to off mall locations. Net selling square footage is expected to decline approximately 2.5% - 3.0%.
  Credit outsourcing is expected to have a modestly positive year-over-year impact on operating profit.
  Transformation program net savings goal of $70 million - $80 million.
  Pre-tax charges of $65 million - $75 million related to the transformation plan.
  Interest expense of $38 million - $40 million.
  For purposes of calculating both GAAP and non-GAAP EPS, the company expects to use the basic share count for the first three quarters and the full year, and the diluted share count for the fourth quarter.
  Non-GAAP EPS guidance of $3.11 - $3.29 excludes restructuring charges associated with the transformation plan, goodwill impairment charges and gain on early extinguishment of debt.

Q4 Fiscal 2020
Same store sales	down 4.0% - down 2.0%
Total sales	$2.03 billion - $2.07 billion
GAAP operating income	$212 million - $232 million
Non-GAAP operating income	$222 million - $232 million
GAAP diluted EPS	$2.99 - $3.26
Non-GAAP diluted EPS	$3.01 - $3.16

Share count	59.3 million
GAAP tax rate	11.6% - 12.9%
Non-GAAP tax rate	15.0% - 15.6%

The above Q4 Fiscal 2020 guidance reflects the following assumptions:

  GAAP and non-GAAP operating profit and EPS guidance is inclusive of U.S. List 4 tariff impact enacted in September 2019 which are not expected to be material to fourth quarter Fiscal 2020 results.
  Expected unfavorable $55 million impact on revenues due to store closings.
  Pre-tax charges of $0 million - $10 million related to the transformation plan.
  Interest expense of $10 million - $12 million.
  GAAP and non-GAAP EPS guidance is calculated using net income before preferred dividend and applying fully diluted share count.
  Non-GAAP EPS guidance of $3.01 - $3.16 excludes restructuring charges associated with the transformation plan.

Conference Call:

A conference call is scheduled today at 7:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:

Toll Free Dial-in: 833-245-9657
International Dial-in: +1 647-689-4229
Access code: 7889135

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

Holiday Sales Press Release Timing:

Signet Jewelers intends to announce its holiday sales results via a press release before market open on Thursday, January 16, 2020.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,300 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies, the industry in which Signet operates, the use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: market conditions, or other factors that relate to us, including our ability to implement Signet's transformation initiative; the effect of US federal tax reform and adjustments relating to such impact on the completion of our quarterly and year-end financial statements; changes in interpretation or assumptions, and/or updated regulatory guidance regarding the US federal tax reform; our ability to achieve the benefits related to the outsourcing of the credit portfolio sale due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options; operating results; deterioration in the performance of individual businesses or of the company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the company’s recent market valuation; our ability to successfully integrate Zale Corporation and R2Net’s operations and to realize synergies from the Zale and R2Net transactions; general economic conditions; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s announced intention to negotiate a formal exit from the European Union; a decline in consumer spending or deterioration in consumer financial position; the merchandising, pricing and inventory policies followed by Signet; Signet’s relationships with suppliers and ability to obtain merchandise that customers wish to purchase; the failure to adequately address the List 4 tariff impact and or imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the reputation of Signet and its banners; the level of competition and promotional activity in the jewelry sector; the cost and availability of diamonds, gold and other precious metals; changes in the supply and consumer acceptance of gem quality lab created diamonds; regulations relating to customer credit; seasonality of Signet’s business; the success of recent changes in Signet’s executive management team; the performance of and ability to recruit, train, motivate and retain qualified sales associates; the impact of weather-related incidents on Signet’s business, financial market risks; exchange rate fluctuations; changes in Signet’s credit rating; changes in consumer attitudes regarding jewelry; management of social, ethical and environmental risks; the development and maintenance of Signet’s OmniChannel retailing; the ability to optimize Signet’s real estate footprint; security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems; changes in assumptions used in making accounting estimates relating to items such as credit outsourcing fees, extended service plans and pensions; risks related to Signet being a Bermuda corporation; the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors; Signet’s ability to protect its intellectual property; changes in taxation benefits, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; and an adverse development in legal or regulatory proceedings or tax matters, any new regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” and "Forward-Looking Statements" sections of Signet’s Fiscal 2019 Annual Report on Form 10-K filed with the SEC on April 3, 2019 and quarterly reports on Form 10-Q and the "Safe Harbor Statements" in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

GAAP to Non-GAAP Reconciliations

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides greater clarity to management and investors.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the company refers to free cash flow which is not in accordance with GAAP and is defined as the net cash provided by operating activities less purchases of property, plant and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of non-prime receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary expenditure.

	39 weeks ended
(in millions)	November 2, 2019	November 3, 2018
Net cash provided by operating activities	$113.5	$313.5
Purchase of property, plant and equipment	(95.3)	(93.4)
Free cash flow	$18.2	$220.1
	39 weeks ended
(in millions)	November 2, 2019	November 3, 2018
Free cash flow	$18.2	$220.1
Proceeds from sale of in-house finance receivables	—	(445.5)
Adjusted free cash flow	$18.2	$(225.4)

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Gross margin	$367.7	$371.2	$1,325.8	$1,283.0
Restructuring charges - cost of sales	1.4	—	5.8	63.2
Non-GAAP Gross Margin	$369.1	$371.2	$1,331.6	$1,346.2

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Total GAAP operating income (loss)	$(39.9)	$(48.8)	$(64.9)	$(681.1)
Charges related to transformation plan	10.6	9.5	65.2	98.8
Loss related to goodwill and intangible impairment	—	—	47.7	448.7
Loss related to sale of non-prime receivables	—	0.4	—	167.4
Total non-GAAP operating income (loss)	$(29.3)	$(38.9)	$48.0	$33.8

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
North America segment GAAP operating income (loss)	$(5.2)	$(19.5)	$67.1	$(561.0)
Charges related to transformation plan	1.4	—	2.6	53.7
Loss related to goodwill and intangible impairment	—	—	47.7	448.7
Loss related to sale of non-prime receivables	—	—	—	160.4
North America segment non-GAAP operating income (loss)	$(3.8)	$(19.5)	$117.4	$101.8

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
International segment GAAP operating income (loss)	$(5.1)	$(4.4)	$(14.1)	$(18.1)
Charges related to transformation plan	—	—	—	3.8
International segment non-GAAP operating income (loss)	$(5.1)	$(4.4)	$(14.1)	$(14.3)

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Other segment GAAP operating income (loss)	$(29.6)	$(24.9)	$(117.9)	$(102.0)
Charges related to transformation plan	9.2	9.5	62.6	41.3
Loss related to sale of non-prime receivables	—	0.4	—	7.0
Other segment non-GAAP operating income (loss)	$(20.4)	$(15.0)	$(55.3)	$(53.7)
	13 weeks ended
	November 2, 2019	November 3, 2018
GAAP effective tax rate	14.5%	49.4%
Charges related to transformation plan	(4.5)%	(4.0)%
Gain on early extinguishment of debt	7.0%	—%
Loss related to sale of non-prime receivables	—%	(0.2)%
GAAP quarterly impact of annual tax benefit	—%	(39.5)%
Non-GAAP effective tax rate	17.0%	5.7%
	13 weeks ended
	November 2, 2019	November 3, 2018
GAAP Diluted EPS	$(0.84)	$(0.74)
Charges related to transformation plan	0.20	0.18
Gain on early extinguishment of debt	(0.13)	—
Loss related to sale of non-prime receivables	—	0.01
GAAP quarterly impact of annual tax benefit	—	(0.47)
Tax impact of items above	0.01	(0.04)
Non-GAAP Diluted EPS	$(0.76)	$(1.06)

	Fiscal 2020 Guidance Low End	Fiscal 2020 Guidance High End
2020 GAAP operating income	$147.0	$167.0
Charges related to transformation plan	75.0	65.0
Loss related to goodwill and intangible impairment	48.0	48.0
2020 Non-GAAP operating income	$270.0	$280.0

	Fiscal 2020 Guidance Low End	Fiscal 2020 Guidance High End
2020 GAAP Diluted EPS	$1.21	$1.52
Gain on early extinguishment of debt	(0.13)	(0.13)
Charges related to transformation plan	1.45	1.26
Loss related to goodwill and intangible impairment	0.92	0.92
Tax impact of items above	(0.34)	(0.28)
2020 Non-GAAP Diluted EPS	$3.11	$3.29
	Fiscal 2020 Guidance Low End	Fiscal 2020 Guidance High End
2020 GAAP effective tax rate	17.0%	18.3%
Gain on early extinguishment of debt	(0.2)%	(0.2)%
Charges related to transformation plan	3.8%	2.7%
Loss related to goodwill and intangible impairment	(4.7)%	(4.5)%
2020 Non-GAAP effective tax rate	15.9%	16.3%
	Fiscal Q4'20 Guidance Low End	Fiscal Q4'20 Guidance High End
Q4 2020 GAAP operating profit	$212.0	$232.0
Charges related to transformation plan	10.0	—
Q4 2020 Non-GAAP operating profit	$222.0	$232.0
	Fiscal Q4'20 Guidance Low End	Fiscal Q4'20 Guidance High End
Q4 2020 GAAP Diluted EPS	$2.99	$3.26
Charges related to transformation plan	0.17	—
Tax impact of item above	(0.04)	—
GAAP impact of annual tax expense	(0.11)	(0.10)
Q4 2020 Non-GAAP Diluted EPS	$3.01	$3.16
	Fiscal Q4'20 Guidance Low End	Fiscal Q4'20 Guidance High End
Q4 2020 GAAP effective tax rate	11.6%	12.9%
Charges related to transformation plan	0.6%	—
GAAP impact of annual tax expense	2.8%	2.7%
Q4 2020 Non-GAAP effective tax rate	15.0%	15.6%

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Sales	$1,187.7	$1,191.7	$3,983.8	$4,092.4
Cost of sales	(818.6)	(820.5)	(2,652.2)	(2,746.2)
Restructuring charges - cost of sales	(1.4)	—	(5.8)	(63.2)
Gross margin	367.7	371.2	1,325.8	1,283.0
Selling, general and administrative expenses	(398.4)	(410.3)	(1,285.0)	(1,337.9)
Credit transaction, net	—	(0.4)	—	(167.4)
Restructuring charges	(9.2)	(9.5)	(59.4)	(35.6)
Goodwill and intangible impairments	—	—	(47.7)	(448.7)
Other operating income, net	—	0.2	1.4	25.5
Operating income (loss)	(39.9)	(48.8)	(64.9)	(681.1)
Interest expense, net	(8.6)	(10.6)	(27.9)	(28.9)
Other non-operating income	7.0	0.3	7.5	1.4
Income (loss) before income taxes	(41.5)	(59.1)	(85.3)	(708.6)
Income tax benefit	6.0	29.2	3.7	159.1
Net income (loss)	$(35.5)	$(29.9)	$(81.6)	$(549.5)
Dividends on redeemable convertible preferred shares	(8.2)	(8.2)	(24.6)	(24.6)
Net income (loss) attributable to common shareholders	$(43.7)	$(38.1)	$(106.2)	$(574.1)

Earnings (loss) per common share:
Basic	$(0.84)	$(0.74)	$(2.05)	$(10.31)
Diluted	$(0.84)	$(0.74)	$(2.05)	$(10.31)
Weighted average common shares outstanding:
Basic	51.8	51.5	51.7	55.7
Diluted	51.8	51.5	51.7	55.7

Dividends declared per common share	$0.37	$0.37	$1.11	$1.11

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	November 2, 2019	February 2, 2019	November 3, 2018
Assets
Current assets:
Cash and cash equivalents	$188.6	$195.4	$130.7
Accounts receivable	20.8	23.7	14.1
Other current assets	207.2	244.0	218.2
Income taxes	2.7	5.8	—
Inventories	2,519.4	2,386.9	2,647.1
Total current assets	2,938.7	2,855.8	3,010.1
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,337.1, $1,282.8 and $1,283.4, respectively	751.2	800.5	810.4
Operating lease right-of-use assets	1,684.0	—	—
Goodwill	248.8	296.6	509.0
Intangible assets, net	264.2	265.0	340.2
Other assets	196.4	181.2	201.6
Deferred tax assets	18.3	21.0	36.2
Total assets	$6,101.6	$4,420.1	$4,907.5
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$5.0	$78.8	$322.6
Accounts payable	333.9	153.7	339.6
Accrued expenses and other current liabilities	434.6	502.8	431.3
Deferred revenue	267.3	270.0	253.1
Operating lease liabilities	324.9	—	—
Income taxes	17.4	27.7	19.1
Total current liabilities	1,383.1	1,033.0	1,365.7
Non-current liabilities:
Long-term debt	788.8	649.6	660.4
Operating lease liabilities	1,448.9	—	—
Other liabilities	120.4	224.1	233.2
Deferred revenue	693.2	696.5	671.7
Deferred tax liabilities	—	—	12.7
Total liabilities	4,434.4	2,603.2	2,943.7
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 2, 2019 and November 3, 2018: 0.625 shares outstanding)	616.5	615.3	614.8
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 52.3 shares outstanding (February 2, 2019 and November 3, 2018: 51.9 outstanding)	12.6	12.6	15.7
Additional paid-in capital	242.3	236.5	294.2
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.7 shares (February 2, 2019: 18.1 shares; November 3, 2018: 35.3 shares)	(984.8)	(1,027.3)	(2,418.0)
Retained earnings	2,079.7	2,282.2	3,763.5
Accumulated other comprehensive loss	(299.5)	(302.8)	(306.8)
Total shareholders’ equity	1,050.7	1,201.6	1,349.0
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,101.6	$4,420.1	$4,907.5

Condensed Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
(in millions)	November 2, 2019	November 3, 2018
Cash flows from operating activities
Net income (loss)	$(81.6)	$(549.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of operating lease assets	262.9	—
Depreciation and amortization	129.5	138.4
Amortization of unfavorable leases and contracts	(4.1)	(5.9)
Share-based compensation	13.0	15.5
Deferred taxation	(0.4)	(113.2)
Credit transaction, net	—	160.4
Goodwill and intangible impairments	47.7	448.7
Restructuring charges	17.9	80.2
Other non-cash movements	(9.4)	(3.3)
Changes in operating assets and liabilities:
Decrease in accounts receivable	2.7	55.1
Proceeds from sale of in-house finance receivables	—	445.5
Decrease in other assets and other receivables	4.0	31.9
Increase in inventories	(133.0)	(456.6)
Increase in accounts payable	183.7	106.5
Decrease in accrued expenses and other liabilities	(30.5)	(7.3)
Change in operating lease liabilities	(270.9)	—
Decrease in deferred revenue	(6.3)	(31.8)
(Decrease) increase in income taxes payable	(7.6)	2.0
Pension plan contributions	(4.1)	(3.1)
Net cash provided by operating activities	113.5	313.5
Investing activities
Purchase of property, plant and equipment	(95.3)	(93.4)
Proceeds from sale of assets	—	5.5
Purchase of available-for-sale securities	(11.7)	(0.6)
Proceeds from sale of available-for-sale securities	7.1	9.0
Net cash used in investing activities	(99.9)	(79.5)
Financing activities
Dividends paid on common shares	(58.0)	(59.8)
Dividends paid on redeemable convertible preferred shares	(23.4)	(23.4)
Repurchase of common shares	—	(485.0)
Proceeds from term loans	100.0	—
Repayments of term loans	(294.9)	(22.3)
Settlement of senior notes, including third party fees	(240.9)	—
Proceeds from revolving credit facilities	562.0	698.0
Repayments of revolving credit facilities	(19.0)	(416.0)
Payment of debt issuance costs	(7.3)	—
Repayments of bank overdrafts	(35.0)	(10.1)
Other financing activities	1.0	(2.1)
Net cash used in financing activities	(15.5)	(320.7)
Cash and cash equivalents at beginning of period	195.4	225.1
Decrease in cash and cash equivalents	(1.9)	(86.7)
Effect of exchange rate changes on cash and cash equivalents	(4.9)	(7.7)
Cash and cash equivalents at end of period	$188.6	$130.7

Real Estate Portfolio:

Signet has a diversified real estate portfolio. On November 2, 2019, Signet had 3,274 stores totaling 4.7 million square feet of selling space. In the third quarter, store count decreased by 10 and square feet of selling space decreased 0.0%. Compared to year end Fiscal 2019, store count decreased by 60 and square feet of selling space decreased 1.3%.

Store count by banner	February 2, 2019	Openings	Closures	November 2, 2019
Kay	1,214	16	(36)	1,194
Zales	658	5	(9)	654
Peoples	123	—	(5)	118
Jared	256	1	(7)	250
Piercing Pagoda	574	4	(8)	570
Regional banners	32	—	(5)	27
North America segment	2,857	26	(70)	2,813
H.Samuel	288	—	(11)	277
Ernest Jones	189	—	(5)	184
International segment	477	—	(16)	461
Signet	3,334	26	(86)	3,274

Contacts

Investors:
Randi Abada
SVP Corporate Finance Strategy & Investor Relations
+1 330 668 3489
randi.abada@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1 330 668 5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1 330 668 5369
david.bouffard@signetjewelers.com